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                                                                   Exhibit a(11)


SUPPLEMENT
                              TB Wood's Corporation

                Has Amended its Offer To Purchase for Cash Up To
                       400,000 Shares of Its Common Stock
                   At a Purchase Price Not In Excess of $12.50
                          Nor Less Than $9.00 Per Share
         by Extending the Termination of the Offer to December 17, 1999

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED FOR FIVE
BUSINESS DAYS AND AS A RESULT EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED FURTHER.
--------------------------------------------------------------------------------

         On November 12, 1999, TB Wood's Corporation, a Delaware corporation (the "Company"), invited its stockholders to tender shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), to the Company at prices not in excess of $12.50 nor less than $9.00 per share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

                                    IMPORTANT

         Except as otherwise set forth in this Supplement, the Offer continues to be governed by the terms and conditions set forth in the Offer to Purchase dated November 12, 1999, and the information contained therein continues to be important to each shareholder's decision with respect to the Offer. Accordingly, this Supplement should be read carefully in conjunction with such documents, which have been previously mailed to shareholders.

         The Shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "TBW." On November 11, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE composite tape was $9 1/16. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                        The Depositary for the Offer is:
                     AMERICAN STOCK TRANSFER & TRUST COMPANY
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


      By Hand Delivery:           By Overnight Delivery:               By Mail:             Facsimile Transmission:
       40 Wall Street                 40 Wall Street                40 Wall Street               (for Eligible
         46th Floor                     46th Floor                    46th Floor               Institutions only)
  New York, New York 10005       New York, New York 10005      New York, New York 10005          (718) 234-5001
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            Confirm Receipt of Facsimile by Telephone: (718) 921-8200

         Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                     The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                               New York, NY 10010
                          (212) 929-5500 (call collect)
                        or call toll free 1-800-322-2885
December 13, 1999


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To the Holders of Common Stock of TB Wood's Corporation:

         The following information amends and supplements the Offer to Purchase dated November 12, 1999, as amended (the "Offer to Purchase"), of TB Woods' Corporation, a Delaware corporation (the "Company"). The Company invited its stockholders to tender shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), to the Company at prices not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth therein and herein and in the related letter of transmittal (the "Letter of Transmittal") (which, together with the Offer to Purchase as each may be amended or supplemented from time to time, constitute the "Offer").

         Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

                                    THE OFFER

1. Amended terms of The Offer The definition of "Expiration Date" in paragraph two of "Section 1. Number of Shares; Proration." is amended and restated as follows:

         "The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 17, 1999 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire."

2. Certain Conditions of the Offer The ninth paragraph in "Section 6. Certain Conditions of the Offer" is hereby amended and restated in its entirety as follows;

         "The foregoing conditions which are for the sole benefit of the Company may be asserted by the Company and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding."

3. Interest of Directors and Officers and Principal Stockholder; Transactions and Arrangements Concerning Shares. The third paragraph in "Section 10. Interest of Directors and Officers and Principal Stockholder; Transactions and Arrangements Concerning Shares" is hereby supplemented and restated in its entirety as follows;

         "Thomas C. Foley, the Company's Chairman and controlling stockholder has advised the Company that he does not intend to tender any Shares into the Offer. However, on November 9, 1999 he entered into an option agreement (the "Option Agreement") with Mr. C. Sean Day (the "Option Holder"). The Option Agreement is designed to enable Mr. Foley to receive the tax treatment generally available to other US taxpaying shareholders who participate in the Offer. Pursuant to the Option Agreement, the Option Holder has the option to purchase up to 275,000 Shares from Mr. Foley at a purchase price that is $ .05 per Share less than the final per Share Purchase Price to be paid by the Company for Shares tendered into and accepted for payment pursuant to the Offer (but in no event less than $8.95 per Share). The Option Holder has advised the Company that he currently intends to tender 275,000 Shares into the Offer at a price of $9.00 per Share and that in order to properly deliver the Shares pursuant to the Offer, he will acquire directly from Mr. Foley under the terms of the Option Agreement the number of Shares accepted in the Offer. As of November 11, 1999, Mr. Foley beneficially owned 2,698,658 Shares representing approximately 44.6% of the outstanding Shares (calculated on a fully-diluted basis)."

The date of this Supplement to the Offer to Purchase is December 13, 1999.

                                                           TB WOOD'S CORPORATION